                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                          UNUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                                           UNUM CORPORATION
    [LOGO]                                                 2211 Congress Street
                                                           Portland, Maine 04122

                                                                  March 26, 1997

To Our Stockholders:

    You are invited to attend the 1997 Annual Meeting of Stockholders of UNUM Corporation. The meeting will be held on May 9, 1997, at 10:30 a.m. at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine.

    The items to be considered at this meeting are detailed in this proxy statement. Also enclosed is a copy of UNUM Corporation's 1996 Annual Report, including consolidated financial statements.

    WHETHER OR NOT YOU PLAN ON ATTENDING THE ANNUAL MEETING, WE ASK THAT YOU COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE
ENVELOPE PROVIDED. PLEASE TAKE NOTE THAT IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING, THERE IS A BOX TO CHECK ON THE PROXY CARD IN ORDER TO REQUEST AN ADMISSION TICKET.

    Thank you for your interest in and commitment to UNUM Corporation. We look forward to seeing you at the meeting.

                                          Sincerely,

                                           [/S/ JAMES F. ORR III]
                                             JAMES F. ORR III
                                          Chairman and
                                          Chief Executive Officer

                                UNUM CORPORATION
                              2211 CONGRESS STREET
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of UNUM Corporation, a Delaware corporation, will be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine, on May 9, 1997, at 10:30 a.m., local time, for the following purposes:

            1. To elect four directors to serve for three-year terms expiring in 2000;

            2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Corporation's independent auditors for the year 1997;

            3. To approve the Corporation's Incentive Compensation Plan for Designated Executive Officers; and

            4. To approve an increase in the authorized shares of Common Stock of the Corporation.

            5. To transact any other business that may properly come before the Annual Meeting.

    The close of business on March 11, 1997, has been fixed as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors,

                                                 [/S/ KEVIN J. TIERNEY]
                                          KEVIN J. TIERNEY
                                          SECRETARY

    YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

March 26, 1997
Portland, Maine

                                UNUM CORPORATION
                                PROXY STATEMENT
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 1997
                              GENERAL INFORMATION

    This proxy statement concerns the Annual Meeting of Stockholders of UNUM Corporation, a Delaware corporation (the "Corporation" or "UNUM") to be held on May 9, 1997 (the "Annual Meeting"). The Board of Directors is soliciting your proxy for use at the meeting and at any adjournment of the meeting by asking you to date, sign and return the enclosed proxy card.

    For proxy cards properly dated, signed and returned, the shares will be voted at the meeting in accordance with each stockholder's directions. Please vote by marking the appropriate boxes on the enclosed proxy card. If the card is signed and returned without directions, the shares will be voted "FOR" the election of all directors as nominated, "FOR" the ratification of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Corporation's independent auditors, "FOR" approval of the Corporation's Incentive Compensation Plan for Designated Executive Officers and "FOR" approval of an increase in the authorized shares of Common Stock of the Corporation. If other matters properly come before the meeting, the shares will be voted in accordance with the best judgment of the persons named as proxies on the proxy card. Any shares not voted "FOR" a particular director as a result of a direction to withhold or a broker nonvote will not be counted in such director's favor. All matters to be acted on at the Annual Meeting other than the election of directors require the affirmative vote of a majority of the shares present in person or by proxy at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for this purpose. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange. A proxy may be revoked by a stockholder at any time before its use by giving written notice of revocation to the Corporate Secretary of the Corporation, 2211 Congress Street, Portland, Maine 04122, by submitting a subsequent proxy, or by voting in person at the Annual Meeting. This proxy statement and the enclosed proxy card are being sent to stockholders beginning approximately March 26, 1997.

    The Corporation had 70,577,876 outstanding shares of Common Stock, par value $0.10 per share (the "Common Stock"), as of March 11, 1997.

                         ITEM 1. ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. Generally, at each annual meeting, one class of directors, or approximately one-third of the total number of directors, is elected, and the term of that class is three years. As of the close of the Corporation's last Annual Meeting of stockholders on May 10, 1996, there were four Class II directors, four Class III directors and four Class I directors, serving terms expiring in 1997, 1998 and 1999, respectively. The term of the Class II directors expires with this Annual Meeting.

    The Board of Directors proposes the election of Gayle O. Averyt, Gwain H. Gillespie, Cynthia A. Montgomery and James L. Moody, Jr. as Class II directors, to hold office for a term of three years, expiring at the close of the Annual Meeting of Stockholders to be held in 2000 and until their successors are elected and qualify. Each nominee is currently serving as a member of the Board of Directors of the Corporation.

    If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board of Directors recommends, if any. The Board of Directors has no reason to believe that any of the named nominees is not available or would be unable to serve if elected.

    Set forth below is information about each nominee and continuing director, including age, position(s) held with the Corporation, principal occupation, business history for at least five years, and other directorships held. The terms of office for each of the remaining eight directors continue until the close of the Annual Meeting of Stockholders in the year shown along with each director's name.

                                                           DIRECTOR                                      TERM
NAME                                            AGE          SINCE            POSITION(S) HELD          EXPIRES
------------------------------------------     -----     -------------  ----------------------------  -----------
James F. Orr III..........................          54          1986    Chairman and Chief Executive        1999
                                                                          Officer
Gayle O. Averyt...........................          63          1993    Director                            1997
Robert E. Dillon, Jr......................          65          1990    Director                            1999
Gwain H. Gillespie........................          65          1991    Director                            1997
Ronald E. Goldsberry......................          54          1993    Director                            1999
Donald W. Harward.........................          57          1990    Director                            1999
George J. Mitchell........................          63          1995    Director                            1998
Cynthia A. Montgomery.....................          44          1990    Director                            1997
James L. Moody, Jr........................          65          1988    Director                            1997
Lawrence R. Pugh..........................          64          1988    Director                            1998
Lois Dickson Rice.........................          64          1993    Director                            1998
John W. Rowe..............................          51          1988    Director                            1998

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2000:

                 GAYLE O. AVERYT
                 Retired Executive
    (Picture)    Columbia, South Carolina

    Gayle O. Averyt served as Chairman of Colonial Companies, Inc. from August 1989 to
  December 1993 and additionally served as Chairman of Colonial Life & Accident
Insurance Company from 1970 to December 1993. Mr. Averyt also serves as a member of the
South Carolina State Ports Authority.

                 GWAIN H. GILLESPIE
                 Retired Executive
    (Picture)    Sunapee, New Hampshire

    Gwain H. Gillespie served as Vice Chairman of the Corporation from May 1991 to
  October 1992. He served as Executive Vice President, Finance and Administration upon joining UNUM in September 1988 until May 1991.

                 CYNTHIA A. MONTGOMERY
                 John G. McLean Professor
                 of Business Administration
                 Harvard University Graduate School of
                 Business Administration
    (Picture)    Boston, Massachusetts

    Cynthia A. Montgomery is the John G. McLean Professor of Business Administration at
  Harvard University Graduate School of Business Administration, a post she has held since 1989. She also serves as a director of Newell Co. and certain Merrill Lynch mutual funds.

                 JAMES L. MOODY, JR.
                 Chairman
                 Hannaford Bros. Co.
    (Picture)    Scarborough, Maine

    James L. Moody, Jr. is the Chairman of Hannaford Bros. Co., a Maine-based food retailing company, a post he has held since 1984. Additionally, Mr. Moody served as
Chief Executive Officer from 1973 to 1992. He is also a director of IDEXX Laboratories,
Inc., Penobscot Shoe Company, Sobeys Inc., Staples, Inc. and several funds of the
Colonial Group of mutual funds.

CONTINUING DIRECTORS:
                 ROBERT E. DILLON, JR.
                 Retired Executive
    (Picture)    Westfield, New Jersey

    Robert E. Dillon, Jr. retired as Executive Vice President of Sony Electronics Inc.,
  a New Jersey-based electronics firm, in December 1995, a post he had held since 1981.

                 RONALD E. GOLDSBERRY
                 Vice President and General Manager
                 Customer Service Division
                 Ford Motor Company
    (Picture)    Detroit, Michigan

    Ronald E. Goldsberry is Vice President and General Manager of the Customer Service
  Division at Ford Motor Company, a post he has held since February 1994. Previously,
Dr. Goldsberry served as General Sales and Marketing Manager for the Parts and Service
Division from October 1991 to February 1994 and Executive Director for Sales and
Service Strategies of Sales Operations from May 1990 to October 1991. He is also
Chairman of UNC Ventures, Inc., a venture capital firm.

                 DONALD W. HARWARD
                 President
                 Bates College
    (Picture)    Lewiston, Maine

    Donald W. Harward is President of Bates College in Maine, a post he has held since
  October 1989.

                 GEORGE J. MITCHELL
                 Special Counsel
                 Verner, Liipfert, Bernhard, McPherson & Hand
    (Picture)    Washington, D.C.

    George J. Mitchell joined the firm of Verner, Liipfert, Bernhard, McPherson & Hand as special counsel in January 1995. He also serves as an advisor to James I.
Wolfensohn, Inc., an investment banking firm. In addition, he serves as a special advisor to the President of the United States relative to economic initiatives in
Ireland. Previously, he served as a United States senator from Maine from 1980 to 1994 and additionally as Senate Majority Leader from 1989 to 1994. Senator Mitchell also serves as a director of Federal Express Corporation, The Walt Disney Company and Xerox
Corporation.
                 JAMES F. ORR III
                 Chairman and Chief Executive Officer
                 UNUM Corporation
    (Picture)    Portland, Maine

    James F. Orr III was elected Chairman of the Corporation in February 1988.
  Additionally, he has served as President and Chief Executive Officer since September
1987. Mr. Orr joined the Corporation in 1986. Mr. Orr also serves as a director of
Nashua Corporation.

                 LAWRENCE R. PUGH
                 Chairman
                 VF Corporation
    (Picture)    Reading, Pennsylvania

    Lawrence R. Pugh is Chairman of VF Corporation, an apparel company in Pennsylvania, a post he has held since 1983. Additionally, Mr. Pugh served as Chief Executive
Officer from 1983 to 1995. He is also a director of The Black & Decker Corporation,
Mercantile Stores Company, Inc. and Meridian Bancorp, Inc.

                 LOIS DICKSON RICE
                 Guest Scholar
                 The Brookings Institution
    (Picture)    Washington, D.C.

    Lois Dickson Rice is a guest scholar at The Brookings Institution, a post she has held since October 1991. From 1981 to 1991, Ms. Rice served as Senior Vice President of Government Affairs and a director of Control Data Corp. She also serves as a director of Fleet Financial Group, Inc., Hartford Steam Boiler Inspection & Insurance
Co., International Multifoods Corporation and McGraw-Hill, Inc.
                 JOHN W. ROWE
                 President and Chief Executive Officer
                 New England Electric System
    (Picture)    Westborough, Massachusetts

    John W. Rowe is President, Chief Executive Officer and a director of New England
  Electric System ("NEES"), a post he has held since joining NEES in February 1989, and a director of certain subsidiaries of NEES, including Massachusetts Electric Company,
The Narragansett Electric Company and New England Power Company. Mr. Rowe is also a director of Bank of Boston Corporation and First National Bank of Boston.

                             SECURITY OWNERSHIP (1)

    The following table sets forth information regarding the beneficial ownership of the Common Stock of the Corporation, as of March 14, 1997, by each director, nominee and named executive officer, and by all directors, nominees and executive officers of the Corporation as a group. The share holdings reported for all directors, nominees and executive officers as a group total 1.7 percent of the outstanding shares on March 14, 1997, as calculated pursuant to the Commission's rules. All other amounts reported total less than one percent of the outstanding shares on such date.

                                                                             NUMBER OF SHARES
                                                                               BENEFICIALLY
                                                                                   OWNED
                                                                                SUBJECT TO
                                                                                  OPTIONS
                                                                  SHARES        EXERCISABLE       TOTAL SHARES
DIRECTORS, NOMINEES AND                                        BENEFICIALLY    AS OF MAY 31,      BENEFICIALLY
NAMED EXECUTIVE OFFICERS                                        OWNED (2)          1997               OWNED
-------------------------------------------------------------  ------------  -----------------  -----------------
James F. Orr III.............................................    154,824(3)        249,996            404,820(3)
Gayle O. Averyt..............................................    195,744(4)          1,000            196,744(4)
Robert E. Dillon.............................................      1,900             8,000              9,900
Gwain H. Gillespie...........................................     27,495(5)          4,000             31,495(5)
Ronald E. Goldsberry.........................................        900             5,000              5,900
Donald W. Harward............................................      1,411(6)          6,300              7,711(6)
George J. Mitchell...........................................        500             3,000              3,500
Cynthia A. Montgomery........................................      1,000(7)          7,000              8,000(7)
James L. Moody, Jr...........................................      4,000             8,000             12,000
Lawrence R. Pugh.............................................      2,000             8,000             10,000
Lois Dickson Rice............................................        300             5,000              5,300
John W. Rowe.................................................      1,000             5,000              6,000
Robert W. Crispin............................................     42,678            41,699             84,377
Stephen B. Center............................................     54,654            58,471            113,125
Thomas G. Brown..............................................     29,393            23,782             53,175
Elaine D. Rosen..............................................     23,616            29,982             53,598
All directors, nominees and executive officers as a group
  (19) persons including the above named)*...................    585,233(8)        563,038          1,221,761(8)

------------

(1) The number of shares reflected which, under applicable regulations of the Securities and Exchange Commission (the "Commission"), are deemed to be beneficially owned. Unless otherwise indicated, the person indicated holds sole voting and dispositive power.

(2) Includes the following number of shares of phantom stock held under the Corporation's Non-Qualified 401(k) Plan: Mr. Orr: 438 shares; Mr. Crispin:
    346 shares; Mr. Center: 373 shares; and Ms. Rosen 15 shares.

(3) Includes 15,185 shares held by Mr. Orr's spouse and child.

(4) Includes 22,577 shares held by Mr. Averyt's spouse and 74,654 shares held in trust for the benefit of the family members under various trusts pursuant to which Mr. Averyt, as trustee, has sole or shared voting or dispositive power. Mr. Averyt disclaims beneficial ownership of 18,941 of these shares held in trust.

(5) Includes 7,400 shares held jointly with or by Mr. Gillespie's spouse.

(6) Includes 1,411 shares held jointly with Dr. Harward's spouse.

(7) Includes 1,000 shares held jointly with Ms. Montgomery's spouse.

(8) Includes [    ] shares held in the name of a spouse, child or certain other relative sharing the same home as the director or executive officer, or held by the director or executive officer, or the spouse of the director or executive officer, as a trustee or as a custodian for family members.

* Includes officers of subsidiaries who are not officers of the Corporation but are considered "executive officers" of the Corporation under rules of the Commission.

    Indicated below are the number of shares beneficially owned as of December 31, 1996, by holders of more than five percent of the Common Stock as reported to the Commission by such holders on Form 13G, and the percentage of the total shares of the Common Stock outstanding which such holdings represented on such date. American Express Company, 200 Vesey Street, New York, NY 10285, and its subsidiary, American Express Financial Corporation, IDS Tower 10, Minneapolis, MN 55440, reported beneficial ownership of 7,146,846 shares (9.95 percent), including shared voting power over 5,259,636 shares and shared dispositive power over all such shares; Janus Capital Corporation, 100 Fillmore Street, Denver, Colorado 80206, reported beneficial ownership of 7,155,275 shares (9.96 percent), including shared voting and dispositive power over all such shares; and FMR Corp., [address], MA, reported beneficial ownership of 5,156,689 shares (7.18 percent), including sole voting power over 350,128 shares and sole dispositive power over all such shares.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held ten meetings during 1996. Average attendance at Corporation board and committee meetings in 1996 was 97 percent. Each director attended more than 75 percent of the board and committee meetings of which he or she was a member. The Board of Directors has four standing committees, responsible for assisting the full Corporation board in the discharge of its responsibilities. Each committee member is appointed annually and serves until a successor is named. All committees report their deliberations and recommendations to the full Corporation board. The membership and principal responsibilities of each committee are described below.

    The Audit Committee, which held four meetings in 1996, consists of four directors: Mr. Rowe, who is Chairperson, Mr. Mitchell, Mr. Moody and Ms. Rice. This committee is responsible for reviewing the activities of the Corporation's independent auditors and the internal audit department, with particular attention to corporate accounting, reporting practices of the Corporation, the quality and integrity of its financial statements, internal controls and the independence of the outside auditors. Each year it is responsible for recommending to the full Corporation board the appointment of independent auditors.

    The Compensation Committee, which held five meetings in 1996, consists of three directors: Mr. Pugh, who is Chairperson, Mr. Dillon and Dr. Harward. This committee is responsible for monitoring compensation practices to ensure that compensation is being designed and administered in a manner that is consistent with the Corporation's compensation principles, objectives and strategy.

    The Board Governance Committee, which held four meetings in 1996, consists of four directors: Mr. Moody, who is Chairperson, Ms. Montgomery, Mr. Pugh and Mr. Rowe. This committee is responsible for recommending Corporation board membership candidates and compensation for Corporation board and committee membership to the full Corporation board. The committee is also responsible for determining committee composition and conducting periodic evaluations of the Corporation board's performance and of the contribution of individual Corporation board members.

    The Investment Committee, which held two meetings in 1996, consists of four directors: Ms. Montgomery, who is Chairperson, Mr. Averyt, Mr. Gillespie and Dr. Goldsberry. This committee is responsible for reviewing investment policy and related investment strategy, and for monitoring the performance of the investment results of the Corporation and its subsidiaries. In particular, the committee is responsible for reviewing risk management practices, non-performing assets and related reserving policy.

    The By-Laws of the Corporation establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Corporation board, of candidates for election as directors. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected, unless less than 75 days notice of the date of the meeting is given or made to stockholders, in which case notice by the stockholder must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed. A stockholder's notice to the Secretary shall set forth (a) as to each nominee for director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class and number of shares of the Corporation that are beneficially owned by the person; and (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Corporation are traded, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by the stockholder.

                           COMPENSATION OF DIRECTORS

    Non-employee directors are paid an annual retainer of $27,500 by the Corporation. Directors who chair a committee of the Corporation board are paid an additional annual retainer of $4,000. Directors are also paid an attendance fee of $1,000 for each board meeting attended, and an additional $1,000 for each committee meeting attended. Directors may defer their compensation pursuant to a nonqualified deferred compensation plan. Directors are also reimbursed for out-of-pocket expenses relating to attendance at meetings. Currently, each non-employee director who has served for a least one full three-year term is entitled upon termination of service as a director to receive an annual consulting fee equal to the director's final year retainer for as many years as the director will have served, or until his or her earlier death or association with a competitor of the Corporation.

    In order to further align the interests of the Directors with those of the stockholders, during 1997 the Board of Directors adopted stock ownership expectations which provide that over a five-year period each Director is to accumulate UNUM stock (exclusive of stock options) valued at three-times the annual retainer paid to Directors. In addition, the Board has determined to phase out the consulting fee arrangement described above in favor of a stock-based form of compensation. Specifically, effective as of the Annual

Meeting, further benefits under this consulting fee arrangement will cease to accrue, so that upon termination of Board service each eligible director will be entitled to receive an annual consulting fee fixed at $27,500 for only the number of full years each such director shall have served as of May 31, 1997. In lieu of the continued accrual of benefits under the consulting fee arrangement, in December, 1996, the Board of Directors has voted to increase the size of the existing annual non-employee director stock option grants under the 1990 Long-Term Stock Incentive Plan. Consequently, beginning on May 10, 1997, each continuing non-employee director will receive an annual automatic grant of an option to purchase 2,000 shares of Common Stock, and each newly elected non-employee director will receive an automatic grant of an option to purchase 3,000 shares of Common Stock.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE ABOVE NOMINEES.

          ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of its Audit Committee, has appointed Coopers & Lybrand as independent auditors for the year 1997. Although not required, the board has determined that it is desirable to request ratification of this appointment by the stockholders of the Corporation. If ratification is not obtained, the board will reconsider the appointment.

    The Corporation has been advised that representatives of Coopers & Lybrand will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

    Coopers & Lybrand has served as the Corporation's independent auditors since 1993.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS
PROPOSAL.

     ITEM 3. INCENTIVE COMPENSATION PLAN FOR DESIGNATED EXECUTIVE OFFICERS

    Under Section 162(m) of the Internal Revenue Code and certain regulations thereunder (together, "the Code"), the amount of compensation paid by a publicly-held corporation to the Chief Executive Officer and the next four most highly compensated executive officers during any year which may be deductible for federal income tax purposes is limited to $1 million per person per year except that compensation which is "qualified performance-based compensation" will be exempt from this limit.

    On March 14, 1997, the Board of Directors adopted, effective January 1, 1997, subject to stockholder approval, the UNUM Corporation Incentive Compensation Plan for Designated Executive Officers (the "Plan"), which is designed to qualify the amounts paid from time to time thereunder to certain of the Corporation's executive officers as "qualified performance-based compensation" under the Code.

    The purpose of the Plan is to provide a means of rewarding certain executive officers of the Corporation who have contributed to the profitability of the Corporation while permitting such compensation to be deductible by the Corporation or any of its subsidiaries for federal income tax purposes. The administration of the Plan is vested in the Compensation Committee of the Corporation's Board of Directors (the "Committee"). Under the Plan, each member of the Committee is required to qualify as an "outside director" as that term is used in the Code.

    All executive officers of the Corporation are eligible to participate in the Plan. No other employees of the Corporation nor members of the Committee are eligible for awards under the Plan. Within the first 90 days of each calendar year (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who will participate in the Plan for specified performance periods.

    The period as to which awards may be made under the Plan will be the twelve-month period ending on December 31 (each such period a "Performance Period").

    Within the Designation Period the Committee will allocate in writing, amounts on behalf of each Participant which will be awarded if the Corporation and/or a business unit attains objective performance goals established by the Committee within the Designation Period based on one or more of the following: the market price of a share of the Common Stock; earnings-per-share; return to stockholders (including dividends); return-on-equity; earnings on a GAAP, operating or statutory accounting basis; revenues; annualized sales; market share; cash flow or cost reduction goals; underwriting margin; or any combination of the foregoing (each a "Performance Goal"). Such goals may be expressed on either an absolute basis or relative to the performance of a peer group selected by the Committee. The Committee may, in its sole discretion, reduce or cancel any award under the Plan. At the discretion of the Committee, awards may be satisfied in cash, shares of Restricted Stock issued under the Corporation's 1996 Stock Long-Term Incentive Plan, or a combination of the above.

    Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Corporation or any subsidiary or affiliate thereof or the financial statements of the Corporation or any subsidiary or affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change in accounting principles.

    The Committee will set a maximum amount payable for each Participant in respect of each Performance Period in cash and Restricted Stock (valued at the fair market value on the date of issuance) which shall not exceed the lesser of 250 percent of the base salary of the individual at the time of designation or $3,000,000. If the Plan had been in effect during 1996 and if the Committee had determined to award the highest permitted amount thereunder, the maximum amount that could have paid thereunder to any individual would have been $1,870,000.

    Following the completion of each Performance Period, the Committee will certify in writing (i) whether the Performance Goals and any other material terms of each award were attained, and (ii) the award payable to the Participants. Each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award in cash or certificates representing shares of Restricted Stock as soon as practicable following the determination of the amount of such award.

    At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any awards which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at a reasonable rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time proscribe.

    The Committee may amend the Plan at any time, provided that no award that requires stockholder approval under the Code may be made without such approval. The Board of Directors may terminate the Plan at any time.

    In order for the compensation payable pursuant to the Plan to constitute "qualified performance-based compensation" under the Code, this proposal must be approved by the affirmative vote of a majority of the votes cast at the meeting on this proposal by the holders of the shares of Common Stock of the Corporation entitled to vote thereat. No awards will be effective under the Plan unless such approval is obtained.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS PLAN.

              ITEM 4. APPROVAL OF INCREASE IN AUTHORIZED SHARES OF
                        COMMON STOCK OF THE CORPORATION

    On March 14, 1997, the Board of Directors authorized a two for one Common Stock split subject to stockholder approval of an increase in the number of authorized shares of Common Stock. If approval by the stockholders has been obtained, the stock split will be effected in the form of a stock dividend of one share of Common Stock for each share of Common Stock then issued, including shares of Common Stock held in the Company's treasury. The shares of Common Stock to be issued in connection with the split would be distributed on or about June 2, 1997 to stockholders of record at the close of business on May 19, 1997.

    The Corporation is presently authorized to have issued and outstanding 130 million shares, consisting of: (a) 120 million shares of Common Stock, par value $.10 per share, and (b) 10 million shares of Preferred Stock, par value $.10 per share. The proposed amendment does not change the terms of the Common Stock. No change in the terms or the number of authorized shares of Preferred Stock is proposed. As of March 11, 1997, there were 70,577,876 shares of Common Stock issued and outstanding and 29,410,082 shares of Common Stock held in treasury. Thus, as of March 11, 1997, the maximum number of authorized, but unissued shares which may be issued was 20,012,042, which is insufficient to effect the two for one stock split.

    Adoption of the proposed amendment after giving effect to the two-for-one stock split, would provide 40,024,084 shares for future issuance. This is, proportionately, the same number of shares as was available for future issuance as of March 11, 1997.

    The holders of the Company's Common Stock have no preemptive rights as to additional issues of Common Stock or securities convertible into or entitling the holder to purchase Common Stock.

    The additional shares of Common Stock sought by the amendment will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

    The Board of Directors is of the opinion that the proposed increase in the number of authorized shares of Common Stock is in the best interest of the Corporation and its shareholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with the two for one stock split and for any future stock dividends, employee benefit plans, offerings of shares for cash, mergers and acquisitions, and other business purposes.

    Although the purpose of seeking an increase in the number of authorized shares of Common Stock is not intended for anti-takeover purposes, SEC rules require disclosure of charter and by-law provisions that could have an anti-takeover effect. These include: (i) a classified board, providing for three classes of directors serving three-year terms; (ii) a fair price provision requiring a supermajority vote for certain business combination transactions involving significant shareholders, (iii) Board authority under the Certificate of Incorporation to issue one or more series of preferred stock up to a maximum of approximately 9.4 million shares presently available; (iv) under the By-Laws a special meeting of stockholders may only be called by the Chairman of the Board or the Board of Directors; (v) a Stockholder Rights plan dated as of March 13, 1992, as amended June 19, 1996, between UNUM Corporation and First Chicago Trust Company of New York (the "Rights Plan"), which could have a deterrent effect against a takeover of the Corporation.

    It is proposed to amend Paragraph A of Article Fourth the Certificate of Incorporation of the Corporation to read as follows to effect the increase in authorized shares of Common Stock:

    The total number of shares of capital stock which the Corporation shall have authority to issue is 250,000,000 shares, consisting of 240,000,000 shares of Common stock, par value $.10 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock").

    To be adopted, the amendment to the Certificate of Incorporation must be approved by the holders of a majority of all shares of the Common Stock outstanding on March 11, 1997.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THIS PROPOSAL.

                             ITEM 5. OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are presented, it is intended that the persons named as proxies on the proxy card will have discretionary authority to vote on such matters in accordance with their best judgment.

                     BOARD COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

OVERVIEW

- The three-member Committee makes decisions on compensation for executives of the Corporation and its subsidiaries, subject to the approval of the full Board of Directors in the case of cash compensation for the Corporation's Chief Executive Officer.

- All of the members of the Committee are outside directors as defined under the Code and Non-Employee Directors as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

- The Corporation's compensation philosophy is "Pay for Results." Compensation is designed to support the attainment of the Corporation's strategic goals and to balance the focus on short- and long-term performance goals.

- The compensation programs for executives are highly dependent upon the Corporation's performance and significant portions of executives' total compensation are tied to UNUM's return to stockholders. There are three components of executive compensation: base salary; long-term incentives, including shares of performance-based restricted stock and options to purchase UNUM stock; and contingent annual incentive payments, which may be in cash and/or stock.

- The Committee has taken steps to preserve the deductibility of executive compensation under the Code by designing stock-based incentive programs that comply with this section. However, the Committee reserves the right to make future determinations as to existing and future compensation plans that it believes to be in the best interests of the stockholders, whether or not such compensation is fully deductible.

COMPENSATION PEER GROUP

- The Committee has approved a list of 34 companies in the insurance and financial services industry against which to measure UNUM's executive compensation (the "Peer Group"). This group is different from the companies making up the Dow Jones Life Insurance Index (the "Peer Index") shown on the Performance Graph below because the Corporation looks beyond the life insurance industry when hiring executives.

- Total compensation will be designed to equate to that paid at the 75th percentile of the Peer Group if the Corporation performs at the level achieved by the 75th percentile of the Peer Group.

- Total compensation will be less than the median for the Peer Group if the Corporation's results under-perform this group.

BASE SALARY

- Base salaries are set to be competitive with the Peer Group for positions with similar levels of responsibility. Salary level decisions are impacted by job performance but generally are designed to ensure that salaries are at a competitive level for similar jobs within the Peer Group.

- Mr. Orr's base salary rate for 1996 was increased to $748,000 reflecting an increase in the Peer Group salary level and to recognize Mr. Orr's performance during 1995.

LONG-TERM INCENTIVES

- Long-term incentive compensation is paid in awards of stock options and performance-based restricted stock, the value of which is estimated using a Black-Scholes model. Fifty percent of the targeted value of stock-based compensation awarded during 1996 was allocated to restricted stock grants and 50 percent to stock option grants.

- The Committee does not take into consideration the level of an executive's stock ownership or accumulated stock options in making determinations concerning the size of stock-based awards. However, the Corporation has established minimum stock ownership expectations which provide that over a five-year period the Chief Executive Officer, each Executive Vice President, and each Senior Vice President-level officer should accumulate UNUM stock (exclusive of stock options) valued at five-, three-, and two-times salary, respectively. All of the affected officers have made significant progress toward these expected ownership levels or have exceeded them. In addition, stock ownership expectations have been established for all officer-level employees at more junior levels.

- The Corporation grants non-qualified stock options at fair market value, generally during the first quarter of each year. Stock options basically reflect increased stockholder value and have no value to optionees unless the Corporation's stock price increases. The Corporation has never repriced stock options.

- Performance-based Restricted Stock Awards are also generally granted in the first quarter of each year and are contingent upon the attainment of multi-year goals set at the time of grant by the Committee. With the exceptions of a one-time grant to Mr. Center in 1994 and grants to Mr. Crispin agreed to in connection with his hire, all restricted stock awards to executive officers include performance measures. Prior to 1996, these performance measures were in terms of three-year absolute return-on-equity targets. The Corporation did not reach the return-on-equity threshold set by the Committee for the 1994-1996 cycle, and thus, despite the Corporation's excellent performance during 1996, all shares for this cycle, including those granted to the Chief Executive Officer and the other named executive officers, were forfeited. Beginning in 1996, restricted stock performance measures have been established in terms of the Corporation's average return on equity over a multi-year period relative to the companies in the Peer Group.

ANNUAL INCENTIVE

- The annual cash incentive component of compensation consists of a percentage of base salary that is a function of the officer's level within the organization.

- The Committee sets financial measures for a threshold, target and maximum cash incentive payout in the first quarter of each year and makes determinations concerning payout of incentives after review of the Corporation's performance for the full year.

- The annual incentive plan awards in respect of 1996 performance for the Chief Executive Officer and Executive Vice Presidents (other than Mr. Brown) were based entirely on overall corporate performance, giving the greatest weight to attainment of financial targets, but also considering progress against the Corporation's long-term strategic goals. For other executive officers, annual incentives were comprised of an overall corporate component and a component based on financial and strategic measures for the executive's affiliate or business unit.

- Subject to stockholder approval of the UNUM Corporation Incentive Compensation Plan for Designated Executive Officers, the Committee has based its performance measures for 1997 performance on operating earnings per share for the Corporation.

- The Corporation's 1996 earnings per share exceeded the target performance measure set by the Committee by more than 10 percent. Management took far-reaching actions to improve return on capital through the sale of the TSA business and the reinsurance of the Corporation's non-cancelable individual disability block. Progress toward the Corporation's 1998 Goals, however, was mixed. While the Corporation delivered an outstanding return to stockholders through a 33 percent increase in stock price and made excellent progress in its People Goal, it fell short on its Customer Service and Operating Effectiveness Goals. Therefore, the Committee set a corporate incentive amount of 110 percent of the target amount and made individual adjustments (up or down) to this payout level by up to 10 percent to reflect individual performance. In the case of the Chief Executive Officer, the Committee made an award of 125 percent of the target amount to reward Mr. Orr for his record of delivering consistent stockholder value during his term as Chairman of the Corporation.

Robert E. Dillon, Jr.             Donald W. Harward             Lawrence R. Pugh

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 and the Dow Jones Life Insurance Industry Index over the same period (assuming the investment of $100 in the Corporation's Common Stock, the S&P 500 and the Dow Jones Life Insurance Industry Index on December 31, 1991, and the reinvestment of all dividends).

                     COMPARISON OF CUMULATIVE TOTAL RETURN
    UNUM, the S&P 500, and the Dow Jones Life Insurance Index ("Peer Index")
        (Assumes $100 invested at 12/31/91 and all dividends reinvested)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             UNUM     PEER INDEX    S&P 500
1991         $100.00      $100.00    $100.00
1992          133.00       131.00     108.00
1993          133.00       130.00     118.00
1994           98.00       117.00     120.00
1995          145.00       162.00     165.00
1996          193.00       215.00     203.00

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows compensation paid by the Corporation and by UNUM Life Insurance Company of America ("UNUM America") and Duncanson & Holt, Inc. (D&H), wholly-owned subsidiaries of the Corporation, to the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation during any of the past three fiscal years during which such person served as an executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                        COMPENSATION AWARDS
                                                             ANNUAL COMPENSATION    ---------------------------
                                                           -----------------------                  SECURITIES
NAME AND                                                                INCENTIVE     RESTRICTED    UNDERLYING      ALL OTHER
PRINCIPAL POSITION                                YEAR       SALARY    PAYMENT(1)   STOCK AWARD(2)    OPTIONS    COMPENSATION(6)
----------------------------------------------  ---------  ----------  -----------  --------------  -----------  ----------------
James F. Orr III..............................       1996  $  739,923   $ 740,000    $  912,600         41,200     $      9,000
Chairman and CEO                                     1995  $  691,385   $ 253,800    $  446,250(3)      36,950     $    214,285
                                                     1994  $  626,154   $       0    $  388,125(5)      31,500     $     24,238
Robert W. Crispin.............................       1996  $  500,000   $ 363,000    $  450,450         20,300     $    266,884
Executive Vice President                             1995  $  480,769   $ 250,000    $  656,000(4)      55,150     $    684,849
Stephen B. Center.............................       1996  $  395,385   $ 287,100    $  409,500         18,550     $      9,000
Executive Vice President                             1995  $  372,154   $ 111,000    $  170,000(3)      14,150     $      6,000
                                                     1994  $  353,308   $       0    $  596,150(5)      11,650     $      6,000
Elaine D. Rosen...............................       1996  $  296,154   $ 184,900    $  228,150         10,250     $      9,000
President                                            1995  $  272,308   $  65,400    $  102,000          8,550     $      6,000
                                                     1994  $  235,384   $       0    $   75,038          6,000     $      6,000
Thomas G. Brown...............................       1996  $  340,002   $  61,200    $  228,150         10,250     $    800,000
Executive Vice President                             1995  $  332,127   $ 414,260    $  800,000(7)       8,550     $    822,980

------------

(1) Cash incentive payments for 1996, 1995 and 1994 performance have been listed in year earned, but were actually paid in the following fiscal year. Additional cash incentive amounts in respect of 1996 were earned by Mr. Brown (see description under "Other Agreements and Transactions") but had not been calculated as of the mailing of this proxy statement. Such amounts will be reported in UNUM's next proxy statement.

(2) The aggregate number and fair market value at December 31, 1996 ($72.375 per share), of shares of Restricted Stock held by the five named executives as of December 31, 1996, were as follows: Mr. Orr (33,600, $2,431,800), Mr.
    Crispin (22,900, $1,657,388), Mr. Center (23,800, $1,722,525), Ms. Rosen
    (7,750, $560,906), and Mr. Brown (7,750, $560,906).

(3) The restricted stock awards shown were replaced by a grant to the named executive of an identical number of shares in March 1996 in order to transition the restricted stock program. Restrictions may lapse on from 50 percent to 100 percent of such shares, provided that the Corporation attains targeted return-on-equity goals during the period 1996-1997 and that the executive remains in the Corporation's employ as provided in the 1990 Plan. No shares will be paid out if the Corporation fails to attain the threshold financial measure established by the Committee.

(4) The amount shown includes 7,200 shares with a grant value of $306,000 that will vest on March 10, 1998 and 8,000 shares with a grant value of $350,000 that will vest on January 16, 1999, respectively, provided that Mr. Crispin remains in the Corporation's employ until such vesting dates.

(5) Except as noted below, the restrictions may lapse on from 50 percent to 100 percent of the shares represented by the restricted stock awards shown for each named executive, provided that the Corporation attains targeted three-year return-on-equity goals and that the executive remains in the Corporation's employ as provided in the 1990 Plan. No shares will be paid out if the Corporation fails to attain the threshold financial measure established by the Committee. In the case of Mr. Center, the amounts shown include 10,000 shares with a grant value of $451,250 that will vest on January 6, 1998 provided that Mr. Center remains in the Corporation's employ until such vesting date.

(6) Except as noted below, the stated amounts are the Corporation's matching contributions to the UNUM Employees Retirement Savings Plan and Trust or the Duncanson & Holt, Inc. Employee Profit Participation and Savings Plan. In December 1995, the Corporation paid $190,267 plus the proceeds of an existing insurance policy to purchase a new split-dollar life insurance policy on the lives of Mr. and Mrs. Orr that will provide a superior benefit to Mr. and Mrs. Orr at lower overall cost to the Corporation. Mr. and Mrs. Orr have assigned their interests in the policy back to the Corporation for the period until Mr. Orr's retirement, and Mr. Orr is obligated under this assignment to pay back to the Corporation the full cost of the policy if his employment is terminated. Mr. Orr's repayment obligation will be ratably reduced over the period until his normal retirement age of 65 and at normal retirement the policy will become the property of Mr. and Mrs. Orr without any repayment obligation. Insurance premiums were paid by the Corporation with respect to Mr. Orr's previously existing term life insurance in the amounts of $18,018 and $18,238 relative to 1995 and 1994, respectively. In the case of Mr. Crispin, the Corporation paid the first and second of three equal annual payments of $220,000 to compensate him for foregone compensation from his previous employer and provided relocation assistance of $37,384 and $464,849, relative to 1996 and 1995, respectively (see description under "Other Agreements and Transactions"). In the case of Mr. Brown, the stated amount includes four non-competition payments of $200,000 per quarter (see description under "Other Agreements and Transactions").

                          OPTION GRANTS IN FISCAL 1996

                           NUMBER OF
                          SECURITIES      % OF TOTAL                                       POTENTIAL REALIZED VALUE
                          UNDERLYING    OPTIONS GRANTED                                        AT EXPIRATION(2)
                            OPTIONS     TO EMPLOYEES IN    EXERCISE    EXPIRATION   ---------------------------------------
NAME                      GRANTED(1)      FISCAL YEAR        PRICE        DATE         0%($)        5%($)         10%($)
------------------------  -----------  -----------------  -----------  -----------  -----------  ------------  ------------
James F. Orr III........      41,200          3.82%        $    59.19      3/8/06    $       0   $  1,533,464  $  3,886,396
Robert W. Crispin.......      20,300          1.88%        $    59.19      3/8/06    $       0   $    755,566  $  1,914,899
Stephen B. Center.......      18,550          1.72%        $    59.19      3/8/06    $       0   $    690,431  $  1,749,822
Elaine D. Rosen.........      10,250          0.95%        $    59.19      3/8/06    $       0   $    381,505  $    966,883
Thomas G. Brown.........      10,250          0.95%        $    59.19      3/8/06    $       0   $    381,505  $    966,883

------------
(1) Options were granted on March 8, 1996 based on the fair market value on that date. 33 1/3 percent of the options will vest on March 8, 1997. An additional 33 1/3 percent will vest on March 8, 1998 and 1999.

(2) Potential realizable value at expiration is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Corporation's estimate of future stock price growth.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                       SHARES                       UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                      ACQUIRED                    OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)
                                     ON EXERCISE       VALUE      --------------------------  ---------------------------
NAME                                 OF OPTIONS      REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------  -------------  -------------  -----------  -------------  ------------  -------------
James F. Orr III..................            0      $       0       236,400        41,350    $  8,500,778   $   548,481
Robert W. Crispin.................            0      $       0        35,000        40,450    $  1,026,563   $   851,600
Stephen B. Center.................            0      $       0        52,350        18,700    $  1,401,597   $   249,784
Thomas G. Brown...................            0      $       0        20,400        10,400    $    479,625   $   140,328
Elaine D. Rosen...................            0      $       0        26,600        10,400    $    702,331   $   140,328

------------
(1) Potential unrealized value is (i) the fair market value at December 31, 1996 ($72.375 per share) less the option exercise price times (ii) the number of shares acquired on exercise of options.

                       OTHER AGREEMENTS AND TRANSACTIONS

    The Corporation has entered into severance agreements (the "Severance Agreements") with each of Messrs. Orr, Crispin, Center and Brown and Ms. Rosen providing for payments and other benefits to the officer if, within two years after a Change in Control of the Corporation, as defined in the Severance Agreements, his or her employment is terminated (a) involuntarily other than for willful and continued failure by the officer to perform substantially his or her duties or willful conduct which is demonstrably and materially injurious to the employer; or (b) voluntarily by the officer, if for Good Reason as defined in the Severance Agreements. Under the Severance Agreements, an officer whose employment so terminates will receive, in addition to accrued salary and prorated incentive compensation, (1) a lump sum payment equal to three times the sum of his or her salary in effect at termination or immediately prior to the Change in

Control, whichever is greater, plus three times the average of the annual incentive compensation awards received by the officer in respect of the preceding three years, or in the case of Mr. Crispin, an average designed to approximate the amount he would have received had he been so employed; (2) a lump sum payment equal to the present value of the reduction in retirement payments resulting from the termination, assuming employment had continued for three additional years; and (3) continuation of life, disability, and accident and health insurance benefits for a maximum of three years, except to the extent that equivalent benefits are provided by a subsequent employer. In the event of a Potential Change in Control, as defined in the Severance Agreements, the Corporation is obligated to fund a trust in an amount sufficient to provide for all cash payments under the such agreements.

    During 1996, UNUM America paid $272,000 in fees for reinsurance pool management services to ERG Management Corporation, a corporation of which Mr. Brown is the majority stockholder.

    In July 1992, in connection with the purchase of D&H, the Corporation entered into a five-year employment agreement with Mr. Brown providing for quarterly non-competition payments of $200,000 during the term of the agreement, an initial base salary of $300,000 per year, payments in the amount of two percent of annual profit commissions earned by D&H each fiscal year, and participation in UNUM America's executive bonus plan and D&H's bonus plans based on profit, underwriting and reinsurance pool participation results, subject to the discretion of the D&H board of directors.

    Effective January 16, 1995, the Corporation entered into an agreement with Mr. Crispin providing for an initial base salary of $500,000, a minimum annual incentive award, stock option grant and restricted stock grant in respect of 1995 of $250,000, 15,000 shares, and 7,200 shares, respectively, and a partially nonqualified pension arrangement providing for Mr. Crispin to receive the equivalent of two years credit under the Corporation's retirement plans in which executive officers participate for each of his first ten years of actual employment. To compensate Mr. Crispin for foregone compensation from his previous employer, the Corporation agreed to pay to him a total of $660,000 in three annual installments, a grant on the date of hire of options to purchase 40,000 shares of Common Stock, a grant of 8,000 shares of time-lapse restricted stock, and relocation assistance including up to $200,000 in protection for loss on the sale of his home. In the event of termination of Mr. Crispin's employment for any reason (except in connection with a Change of Control of the Corporation) other than resignation or Cause during the first five years of employment, Mr. Crispin will receive a severance payment equivalent to two years' base salary.

                                  PENSION PLAN

    The following table illustrates the combined estimated annual benefits payable under the UNUM Employees Pension Plan and Trust (the "Pension Plan"), and the Supplemental Retirement Plan (the "Supplemental Plan") upon normal retirement of participants with varying Final Average Earnings (as defined below) and years of Credited Service. The amounts shown are annual payments for the life of a participant who retires at age 65. Specific variations from the table for the named executives are discussed below. As of December 31, 1996, Messrs. Orr, Crispin, Center and Brown, and Ms. Rosen had 10, 4, 34, 0, and 21 years of Credited Service respectively. If each of the above were to continue their employment until age 65, their respective years of Credited Service would be 21, 27, 40, 13, and 42 for purposes of computing benefits.

                                                     ESTIMATED ANNUAL BENEFITS BY YEARS OF CREDITED SERVICE
        FINAL AVERAGE           ------------------------------------------------------------------------------------------------
           EARNINGS                 10          15          20          25          30          35          40           45
       ----------------         ----------  ----------  ----------  ----------  ----------  ----------  ----------  ------------
$    400,000  ................  $   59,800  $   91,000  $  123,200  $  156,200  $  190,100  $  216,700  $  243,200  $    269,800
     500,000  ................      75,600     115,000     155,600     197,300     240,100     273,600     307,100       340,600
     600,000  ................      91,400     139,000     188,100     238,400     290,100     330,500     371,000       411,400
     700,000  ................     107,100     163,000     220,500     279,500     340,100     387,500     434,900       482,300
     800,000  ................     122,900     187,000     252,900     320,600     390,100     444,400     498,800       553,100
     900,000  ................     138,700     211,000     285,400     361,700     440,100     501,400     562,700       623,900
   1,000,000  ................     154,500     235,000     317,800     402,900     490,100     558,300     626,500       694,800
   1,100,000  ................     170,300     259,000     350,300     444,000     540,100     615,300     690,400       765,600
   1,200,000  ................     186,000     283,000     382,700     485,100     590,100     672,200     754,300       836,400
   1,300,000  ................     201,800     307,000     415,200     526,200     640,100     729,200     818,200       907,300
   1,400,000  ................     217,600     331,000     447,600     567,300     690,100     786,100     882,100       978,100
   1,500,000  ................     233,400     355,000     480,100     608,400     740,100     843,000     946,000     1,048,900

    The above table reflects the amendment of the Pension Plan to a Lifecycle formula effective January 1, 1997. Retirement benefits under this plan include a Basic Benefit based upon age, years of Credited Service, Final Average Earnings, and Social Security Covered Compensation, and an additional Transition Benefit based on the preceding factors and also upon each participant's age at December 31, 1996. "Final Average Earnings" is defined as the average of basic earnings plus incentives for the five years in which earnings were highest within the last 10 years of employment. "Social Security Covered Compensation" means the average of the annual Social Security taxable wage bases in effect during the 35 year period ending when the employee reaches Social Security Retirement Age. Accrued benefits are 100 percent vested after five years of service. Because the Transition Benefit varies based upon age at December 31, 1996, and Social Security Covered Compensation varies with year of birth, the retirement benefits shown above are averages; benefits for individual executives may be 10-15 percent higher or lower than shown.

    The Supplemental Plan provides benefits equal to the difference between what the Pension Plan can pay reflecting the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code, and what the Pension Plan would otherwise have paid had these limits not existed. All participants in the Pension Plan who retire or terminate after January 1, 1983 and are affected by the limits are eligible to participate in the Supplemental Plan, including Messrs. Orr, Crispin, Center and Brown, and Ms. Rosen. Effective January 1, 1997, the Supplemental Plan also pays benefits that would have been paid by the Pension Plan had compensation not been deferred.

    Messrs. Orr and Crispin may have an additional benefit payable under the Supplemental Executive Retirement Plan (the "SERP"). The SERP benefits for Messrs. Orr and Crispin equal 2.5 percent of Final Average Earnings for each year of Credited Service, up to a maximum of 20 years, less benefits payable from the Supplemental Plan and benefits payable from the Pension Plan.

                           PROPOSALS OF STOCKHOLDERS

    In order for proposals of stockholders to be included in the proxy materials for presentation at the 1998 Annual Meeting of Stockholders, such proposals must be received by the Corporate Secretary no later than November 24, 1997.

                             ADDITIONAL INFORMATION

    The Corporation will bear the cost of soliciting proxies from its stockholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Corporation will reimburse these institutions for out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited personally or by telephone by the directors, officers and employees of the Corporation or its subsidiaries. The Corporation has engaged Georgeson & Company Inc. to assist in soliciting proxies for a fee of approximately $7,500 plus reasonable out-of-pocket expenses.

                                               [/S/ KEVIN J. TIERNEY]
                                          KEVIN J. TIERNEY
                                          SECRETARY

                              THE UNUM CORPORATION
                           INCENTIVE COMPENSATION PLAN
                        FOR DESIGNATED EXECUTIVE OFFICERS

1.   PURPOSE OF THE PLAN

          The purpose of the UNUM Corporation ("UNUM" or the "Corporation") Incentive Compensation Plan for Designated Executive Officers (the "Plan") is to provide a means of rewarding certain executive officers of the Corporation and its subsidiaries with compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their contributions to the overall long term enhancement of the value of the Corporation in a manner which permits such compensation to be deductible for federal income tax purposes.

2.   ADMINISTRATION OF THE PLAN

          The administration of this Plan shall be vested in the Compensation Committee of the Board (the "Committee") which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as "outside directors" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or as may from time to time be in effect (the "Regulations")).

3.   PARTICIPATION IN THE PLAN

          All executive officers, as defined by rules of the Securities and Exchange Commission, shall be eligible to participate in the Plan. Within the period specified in the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who shall participate in the Plan for the Performance Period.

4.   PERFORMANCE GOALS AND AWARDS TO PARTICIPANTS

          Within the Designation Period the Committee will allocate amounts on behalf of each Participant which will be awarded if the Corporation and/or a business unit attains objective performance goals established by the Committee within the Designation Period based on one or more of the following: the market price of a share of the Common stock, earnings-per-share, return to stockholders (including dividends), return-on-equity, earnings on a GAAP, operating, or statutory accounting basis, revenue, annualized sales, market share, cash flow or cost reduction goals, underwriting margin, or any combination of the foregoing. Such goals may be expressed either on an absolute basis or relative to the performance of a peer group selected by the Committee.

          Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or no vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Corporation or any subsidiary or affiliate thereof or the financial statements of the Corporation or any subsidiary or affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change in accounting principles.

          The Committee may, in its sole discretion, reduce or cancel any award under the Plan. At the discretion of the Committee, Awards shall be satisfied in cash or restricted stock under the Company's 1996 Stock Long-Term Incentive Plan or a combination of the above.

     The maximum amount payable in cash and Restricted Stock (valued at the fair market value on the date of grant) to any single participant with respect to any Performance Period shall be the lesser of 250% of the base salary of the participant at the time of designation or $3,000,000.

5.   PERFORMANCE PERIOD

          The Performance Period as to which awards may be made under this Plan shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year.

6.   PAYMENT OF INCENTIVE AWARDS UNDER THE PLAN

          (a) Following the completion of each Performance Period, the Committee will certify in writing (i) whether the performance goals and any other material terms of each award were attained, and (ii) the award payable to the Participants.

          (b) Except as provided in Section 7 of this Plan, each Participant shall receive payment, in cash or certificates representing shares of Restricted Stock, subject to all required tax withholdings, of his or her incentive award as soon as practicable following the determination of the amount of such award.

7.   DEFERRAL OF PAYMENT OF AWARDS

          At the discretion of the Committee and subject to such terms and conditions as the Committee may determine, any Participant may elect to defer payment of the cash portion of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

8.   SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

          The Committee may adopt rules governing the rights of Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of the Performance Period to receive award payments.

10.  AMENDMENTS

          The Committee may amend this Plan at any time, provided that if
Section 162(m) of the Code or the Regulations would require stockholder approval of such an amendment in order for payments under the Plan to be deductible then no such amendment shall be effective without such approval.

11.  TERMINATION

          The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 7 of this Plan plus any earnings thereon, or as provided in rules adopted under Section 8 of this Plan.

12.  MISCELLANEOUS

          (a) Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in the Plan, to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, or to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

          (b) This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

          (c) A Participant may not sell, transfer or assign any right or interest in the Plan except as provided in rules adopted by the Committee under
Section 8 hereof and any attempted sale, transfer or assignment shall be null and void.

          (d) This Plan shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the Code and the Regulations.

13.  EFFECTIVE DATE

          This Plan shall be effective as of January 1, 1997, subject to the subsequent approval hereof by the Corporation's stockholders at the 1997 Annual Meeting of Stockholders and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.

                                UNUM CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 9, 1997

PROXY

The undersigned hereby appoints as Proxies, James F. Orr III, Robert W. Crispin, and Kevin J. Tierney, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of UNUM Corporation held of record by the undersigned on March 11, 1997, at the Annual Meeting of Stockholders to be held on May 9, 1997, or any adjournments thereof.


Election of Directors, Nominees:

Gayle O. Averyt, Gwain H. Gillespie, Cynthia A. Montgomery and
James L. Moody, Jr.


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance
with the Board of Directors' recommendations.           SEE REVERSE SIDE



(change of address/comments)



(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

_FOLD AND DETACH HERE

/X/  Please mark your votes as in this example.                       | 0606
                                                                       -----

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4. If other matters properly come before the meeting, the Proxies will vote in accordance with their best judgment.

        FOR              WITHHELD
        \ \                 \ \

1.   Election of Directors. (mark only one)



     ----------------------------------------------------------------------
     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided.


2. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Corporation's independent auditors for the year 1997.

        FOR              AGAINST             ABSTAIN
        \ \                 \ \                 \ \


3. Proposal to approve the Corporation's Incentive Compensation Plan for Designated Executive Officers.

        FOR              AGAINST             ABSTAIN
        \ \                 \ \                 \ \


4. Proposal to approve an increase in the authorized shares of Common Stock of the Corporation.

        FOR              AGAINST             ABSTAIN
        \ \                 \ \                 \ \



     I would like to attend UNUM Corporation's Annual Meeting of Stockholders on May 9, 1997. Please provide an admission ticket.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
     CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



SIGNATURE(S)                                             DATE
            ---------------------------------------------    ------------------


Please sign exactly as name appears hereon. When shares are held by joint tenants, each should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.